May 11, 2000


Centura Banks, Inc.
134 North Church Street
Rocky Mount, North Carolina 27804

                Re: 671,419 Shares of Common Stock, No Par Value Per Share of Centura Banks, Inc., a North Carolina Corporation
                         ----------------------------------------------------

Ladies and Gentlemen:

               We have acted as special counsel for Centura Banks, Inc., a corporation organized and existing under the laws of the State of North Carolina (the "Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 671,419 shares of its common stock, no par value per share ("Shares"), to be issued to participants in the Triangle Bancorp, Inc. 1988 Incentive Stock Option Plan, Triangle Bancorp, Inc. 1988 Non-Qualified Stock Option Plan, Triangle Bancorp, Inc. 1998 Omnibus Stock Plan, Granville United Bank 1993 Incentive Stock Option Plan, Granville United Bank Directors Stock Option Plan, The Village Bank Incentive Stock Option Plan, Standard Bank and Trust Company 1988 Incentive Stock Option Plan and the Standard Bank and Trust Company 1988 Non-Qualified Stock Option Plan (collectively, the "Plans"). The Plans were assumed by the Corporation pursuant to an Agreement and Plan of Reorganization By and Between Triangle Bancorp, Inc. and Centura Banks, Inc., dated as of August 22, 1999. In rendering the opinion set forth below, we do not express any opinion concerning law other than the laws of the State of North Carolina and the federal securities laws.

               We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plans and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

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Centura Banks, Inc.
May 11, 2000                                                             Page 2.

               Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and non-assessable.

               This opinion is limited to the laws of the State of North Carolina of the United States of America.

               This opinion is given solely for the benefit of the Corporation and purchasers of Shares, and no other person or entity is entitled to rely hereon without express written consent.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                           Very truly yours,

                                           Thacher Proffitt & Wood


                                           By: /s/ Joseph A. Smith, Jr.
                                               ---------------------------
                                                   Joseph A. Smith, Jr.